Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

One Manhattan WesT

New York, NY 10001

DIRECT DIAL	TEL: (212) 735-3000	FIRM/AFFILIATE
(212) 735-3352	FAX: (212) 735-2000	OFFICES
DIRECT FAX	www.skadden.com
(212) 735-2000
EMAIL ADDRESS		BOSTON
TRANSFER@SKADDEN.COM		CHICAGO
HOUSTON
LOS ANGELES
PALO ALTO
WASHINGTON, D.C.
WILMINGTON

ABU DHABI
BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MUNICH
	December 16, 2025	PARIS
SÃO PAULO
SEOUL
SINGAPORE
TOKYO
TORONTO

T1 Energy Inc.
1211 E 4th St.
Austin, Texas 78702

Re:	T1 Energy Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to T1 Energy Inc., a Delaware corporation (the “Company”), in connection with the public offering of up to $140,000,00 aggregate principal amount of the Company’s 5.25% Convertible Senior Notes due 2030 (including up to $21,000,000 aggregate principal amount of the Notes at the Underwriters’ option to cover over-allotments) (the “Notes”), to be issued under the Indenture, dated as of the date hereof (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of the date hereof (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The Notes will be convertible into cash, shares of the common stock of the Company, par value $0.01 per share (the “Common Stock”), or a combination thereof, at the Company’s option, in accordance with, and subject to, their terms and the terms of the Indenture.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933(the “Securities Act”).

T1 Energy Inc.

December 16, 2025

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File No. 333-290198) of the Company relating to the debt securities and other securities of the Company filed on September 11, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated September 22, 2025 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the preliminary prospectus supplement, dated December 10, 2025 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) the final prospectus supplement, dated December 11, 2025 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e) an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated December 11, 2025, among the Company and Santander US Capital Markets LLC and J.P. Morgan Securities LLC, as representatives of the several Underwriters (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Notes;

(f) an executed copy of the Base Indenture;

(g) an executed copy of the First Supplemental Indenture;

(h) the global certificates evidencing the Notes executed by the Company and registered in the name of Cede & Co. (the “Note Certificates”), delivered by the Company to the Trustee for authentication and delivery;

(i) an executed copy of a certificate of Andrew Munro, Chief Legal and Policy Officer of the Company, dated the date hereof (the “Secretary’s Certificate”);

(j) copies of (i) the Company’s Amended and Restated Certificate of Incorporation of the Company, as in effect as of September 11, 2025 and December 1, 2025, certified pursuant to the Secretary’s Certificate, and (ii) the Company’s Amended and Restated Certificate of Incorporation of the Company, as in effect as of the date hereof and since December 3, 2025, certified by the Secretary of State of the State of Delaware as of December 11, 2025 (the “Certificate of Incorporation”), and certified pursuant to the Secretary’s Certificate;

T1 Energy Inc.

December 16, 2025

(k) copies of (i) the Company’s Second Amended and Restated Bylaws, as amended and in effect as of September 11, 2025 and December 1, 2025, certified pursuant to the Secretary’s Certificate, and (ii) the Company’s Third Amended and Restated Bylaws, as in effect as of the date hereof and since December 4, 2025, certified pursuant to the Secretary’s Certificate; and

(l) copies of certain resolutions of the Board of Directors of the Company, adopted on September 11, 2025 December 1, 2025, December 8, 2025, and certain resolutions of the Pricing Committee thereof, adopted on December 11, 2025, in each case certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the Certificate of Incorporation and the factual representations and warranties contained in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”).

As used herein, (a) “Transaction Documents” means the Underwriting Agreement, the Indenture, and the Note Certificates and (b) “Organizational Documents” means those documents listed in paragraphs (j) and (k) above.

T1 Energy Inc.

December 16, 2025

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Note Certificates have been duly authorized by all requisite corporate action on the part of the Company and duly executed by the Company under the DGCL, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

2. The 32,525,252 shares of Common Stock of the Company initially issuable upon conversion of the Notes pursuant to the Indenture (the “Conversion Shares”) have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

The opinions stated herein are subject to the following assumptions and qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e) we do not express any opinion whether the execution or delivery of any Transaction Document by the Company, or the performance by the Company of its obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries;

T1 Energy Inc.

December 16, 2025

(f) the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any such Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any such Specified Document that is not a Transaction Document;

(g) we do not express any opinion with respect to the enforceability of Section 17.04 of the First Supplemental Indenture to the extent that such section purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts;

(h) we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(i) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality;

(j) the Company’s issuance of the Conversion Shares does not and will not (i) except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments), and we have further assumed that the Company will continue to have sufficient authorized shares of Common Stock;

(k) the Company’s authorized capital stock is as set forth in the Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations; and

T1 Energy Inc.

December 16, 2025

(l) in rendering the opinion set forth in paragraph 2 above, we have assumed that the Conversion Price (as defined in the Indenture) will be at least equal to the par value of the Conversion Shares at the time of conversion.

In addition, in rendering the foregoing opinions we have also assumed that, at all applicable times:

(a) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes: (i) conflicted or will conflict with the Organizational Documents, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024) although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments, (iii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law); and

(b) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP